Exhibit 99.1

For Immediate Release

The Coast Distribution System, Inc. Reports Results

for Third Quarter and Nine Months Ended September 30, 2012

MORGAN HILL, Calif., Nov. 14, 2012 – The Coast Distribution System, Inc. (NYSE MKT: CRV), one of North America’s largest aftermarket suppliers of replacement parts, accessories and supplies for the recreational vehicle (RV) and outdoor recreation industries, today reported financial results for the third quarter and nine months ended September 30, 2012.

Coast reported net income of $307,000, or $0.07 per diluted share, for the third quarter of 2012, compared to net income of $612,000, or $0.13 per diluted share, in the same quarter of 2011. For the nine months ended September 30, 2012, Coast recorded a net loss of $534,000, or $0.12 per diluted share, compared with net income of $553,000, or $0.12 per diluted share, for the first nine months of 2011. The decline in net income in this year’s third quarter and the loss for the first nine months of 2012 were primarily attributable to declines in gross profits, along with increases in selling, general and administrative (SG&A) expenses in both periods.

Net sales for this year’s third quarter increased by 9.2%, to $34.5 million, compared to net sales of $31.6 million in the third quarter of 2011. In the nine months ended September 30, 2012, net sales increased by 3.7%, to $92.8 million, from $89.5 million in the same nine-month period of 2011. Those increases were primarily the result of increased sales in new distribution channels of the Company’s Powerhouse® generators and other RV products to large mass merchandisers, which is a new distribution channel for the Company.

In this year’s third quarter, gross margin declined to 16.5% from 18.1% in the same quarter of 2011, due primarily to an 11.3% increase in costs of sales which more than offset the beneficial effect on gross margin of the increase in net sales during this year’s third quarter. In the nine months ended September 30, 2012, gross profits fell by $1.2 million, to $14.7 million, resulting in a decline in gross margin to 15.8% from 17.8% in the same nine months of 2011. These declines in gross margin were the result of price reductions on selected products that Coast implemented in response to aggressive price competition in the market, as well as a weakening of the Canadian dollar, as compared to the U.S. dollar, which increased costs for the Company’s Canadian subsidiary purchasing products from U.S. suppliers. In addition, the Company incurred additional costs primarily attributable to quality control testing of new models of proprietary products introduced into the market place in this year’s third quarter and an increase in the warranty reserve for proprietary products as a result of increases in sales of those products.

SG&A expenses in this year’s third quarter were $5.1 million compared to $4.7 million in the same quarter in 2011, remaining relatively flat as a percentage of sales at 14.9% in both periods. In the nine months ended September 30, 2012, SG&A expenses increased by $346,000, or 2.4%, compared to the same nine-month period of 2011. Despite that increase, as a percentage of net sales, these expenses declined to 16.1% of net sales in the nine months ended September 30, 2012, as compared to 16.3% for the same nine months in 2011. The increases in absolute dollars in SG&A expenses were primarily due to increased marketing and promotional costs for the Company’s proprietary products. Coast continues to focus on the growth of its proprietary products as a key strategic initiative to enhance long-term growth in sales and profitability.

On the balance sheet, accounts receivable increased $72,000, to $9.0 million at September 30, 2012 from $8.9 million at September 30, 2011. Inventories at September 30, 2012 were $30.7 million, an increase of $2.5 million compared with $28.2 million at September 30, 2011. The increase in inventory levels from the prior year was a result of Coast’s efforts to increase sales and its market share of the Company’s proprietary products.

“We continued to face challenging conditions in our markets throughout the year to date, but we have reason for optimism surrounding the future of our business,” said Coast’s Chief Executive Officer Jim Musbach. “Sales of our proprietary products into new distribution channels positively impacted our net sales during the quarter, and we will continue to foster this early success as we build these channels and explore new opportunities. We are also continuing to work on balancing pricing and product costs to improve our overall margins, including fostering the growth of our proprietary products. In looking at the broader recreational industry, recent consumer confidence surveys suggest improvement among consumers in the United States, which we should provide more favorable conditions as consumers become more comfortable with discretionary spending associated with the purchase and usage of RVs and boats.”

About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com) is one of North America’s largest wholesale aftermarket suppliers of replacement parts, supplies and accessories for the recreational vehicle (RV), pleasure boat and outdoor recreation markets. Coast supplies more than 10,000 products through 17 distribution centers located in the United States and Canada. Most of Coast’s customers consist of independently owned RV and marine dealers, supply stores and service centers. Coast is a publicly traded company, and its shares are listed on the NYSE Amex under the ticker symbol CRV.

Forward-Looking Information

Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and, because our business is subject to a number of risks and uncertainties, our actual operating results and financial condition in the future may differ, possibly significantly, from the future financial performance and financial condition expected at the current time as set forth in those forward looking statements. Those risks and uncertainties include the possible occurrence of declines in discretionary income and loss of confidence among consumers regarding economic conditions, a tightening in the availability of and increases in the cost of consumer credit, increases in the costs of and shortages in the supply of gasoline, and unusually severe or extended winter weather conditions, all of which can adversely affect the willingness and ability of consumers to purchase and use RVs and boats and, therefore, their need for and willingness to purchase the products we sell. Moreover, the recent economic recession and credit crisis may have longer term consequences for our business and future financial performance, because they (i) have caused the closure or bankruptcies of a large number of RV and boating dealers which could significantly reduce the number of aftermarket customers who purchase products from us in the future; and (ii) may lead to changes in consumer spending and borrowing habits that could extend well beyond the economic recovery and, therefore, could result in longer term declines in purchases and the usage of RVs and boats by consumers and, consequently, also in their purchases of the products we sell. Additional risks include, but are not limited to, our dependence on bank borrowings to fund a substantial amount of our working capital requirements, which can make us more vulnerable to downturns in economic conditions; further increases in price competition within our markets that could further reduce our margins and, therefore, our earnings; and our practice of obtaining a number of our products from single-manufacturing sources, which could lead to shortages in the supply of products to us in the event any of our single source suppliers were to encounter production or other problems or terminate their product supply arrangements with us.

These risks and uncertainties, as well as other risks to which our business is subject, are more fully described in Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which was filed with the Securities and Exchange Commission on March 30, 2012, and readers of this news release are urged to review the discussion of those risks and uncertainties in that Report.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this news release or in the above-referenced 2011 Annual Report, whether as a result of new information, future events or otherwise, except as may be required by law or the rules of the NYSE MKT.

# # #

Contacts:

Sandra Knell, CFO

408-782-6686 / sknell@coastdist.com

or

Jeff Tryka, CFA

Lambert, Edwards & Associates

616-233-0500 / jtryka@lambert-edwards.com

THE COAST DISTRIBUTION SYSTEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net sales	$34,484	$31,586	$92,847	$89,501
Cost of sales, including distribution costs	28,796	25,880	78,141	73,595

Gross profit	5,688	5,706	14,706	15,906
Selling, general and administrative expenses	5,128	4,703	14,904	14,558

Operating income	560	1,003	(198)	1,348
Other (income) expense
Interest	127	128	415	427
Other	35	(39)	46	63

	162	89	461	490

Earnings (loss) before income taxes	398	914	(659)	858
Income tax provision (benefit)	91	302	(125)	305

Net earnings (loss)	$307	$612	$(534)	$553

Basic earnings (loss) per share	$0.07	$0.13	$(0.12)	$0.12

Diluted earnings (loss) per share	$0.07	$0.13	$(0.12)	$0.12

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in thousands)

(Unaudited)

	September 30, 2012	September 30, 2011

ASSETS
Cash	$4,963	$5,864
Accounts receivable, net	8,980	8,908
Inventories, net	30,669	28,180
Other current assets	2,395	1,772

Total Current Assets	47,007	44,724
Property, Plant & Equipment, net	1,228	1,437
Other Assets	2,713	2,622

Total Assets	$50,948	$48,783

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$5,207	$3,273
Accrued liabilities	3,545	3,342

Total Current Liabilities	8,752	6,615
Long-Term Debt	11,733	10,865
Total Stockholders’ Equity	30,463	31,303

Total Liabilities and Stockholder’s Equity	$50,948	$48,783